     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2000


                                                      REGISTRATION NO. 333-61583
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 POST-EFFECTIVE

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              SUNTRUST BANKS, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------


            GEORGIA                             58-1575035
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)              Identification No.)


                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                                 (404) 588-7711

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RAYMOND D. FORTIN, ESQ.
                             SENIOR VICE PRESIDENT
                              SUNTRUST BANKS, INC.
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                                 (404) 588-7165
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                              COPIES REQUESTED TO:


        MARY A. BERNARD                    SUSAN J. SUTHERLAND
        KING & SPALDING          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
  1185 AVENUE OF THE AMERICAS               FOUR TIMES SQUARE
   NEW YORK, NEW YORK 10036              NEW YORK, NEW YORK 10036
        (212) 556-2100                        (212) 735-3000


                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                AMOUNT       PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
TITLE OF EACH CLASS OF                          TO BE         OFFERING PRICE        AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED                   REGISTERED        PER UNIT(2)     OFFERING PRICE(2)        FEE
------------------------------------------------------------------------------------------------------------------
Debt securities..........................  $400,000,000(1)         100%           $400,000,000     $118,000(3)(4)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------



(1) Plus such additional principal amount as may be necessary such that, if debt securities are issued with an original issue discount, the aggregate initial offering price of all debt securities will equal $400,000,000. There remains $300,000,000 of debt securities unsold under this Registration Statement.


(2) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

(3) Previously paid.

(4) The securities covered by the market making prospectus contained in this registration statement have been previously registered under the Securities Act of 1933 under registration statements on Form S-3 filed by SunTrust Banks, Inc. (File Nos. 333-61583, 333-46093, 333-01719, 333-10159,
    333-54493, 33-62162 and 33-30368, and Crestar Financial Corporation (File Nos. 33-50387 and 33-32812). In accordance with Rule 457(a), registration fees previously have been paid with respect thereto. SunTrust Banks, Inc. acquired Crestar Financial Corporation in a merger transaction completed on December 31, 1998. Following the merger, Crestar Financial Corporation was a wholly owned subsidiary of SunTrust Banks, Inc. On December 31, 1999, Crestar Financial Corporation was merged into another wholly owned subsidiary of SunTrust Banks, Inc., which subsidiary survived the merger and changed its name to "SunTrust Bank Holding Company."

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INTRODUCTORY NOTE



     This Post Effective Amendment No. 1 to Registration Statement No. 333-61583 contains (1) a form of prospectus relating to debt securities of SunTrust Banks, Inc., which has been updated, among other things, to reflect the SEC's plain english rules, and (2) a form of prospectus that may be used by any broker-dealer subsidiary of SunTrust Banks, Inc. in connection with offers and sales of the previously issued securities described therein in market-making transactions.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2000



                                  $300,000,000


                              SUNTRUST BANKS, INC.

                                DEBT SECURITIES

                            ------------------------


     We may offer from time to time up to $300,000,000 of debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.


                            ------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



     The debt securities will be our unsecured obligations, will not be saving accounts, deposits or other obligations of ours or any of our subsidiaries and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.


                           -------------------------


                  The date of this prospectus is June   , 2000

                             ABOUT THIS PROSPECTUS



     This prospectus is a part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."



                      WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.



     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities offered by this prospectus:



     - Annual Report on Form 10-K for the year ended December 31, 1999;



     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and



     - Current Report on Form 8-K dated April 11, 2000.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:


     SunTrust Banks, Inc.

     303 Peachtree Street, N.E.


     Atlanta, Georgia 30308


     (404) 658-4879


     Attention: Eugene S. Putnam, Jr.


                Senior Vice President



     We have also filed a registration statement (No. 333-61583) with the SEC relating to the debt securities. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the debt securities. The registration statement may contain additional information that may be important to you.



     You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell debt securities if it is accompanied by a prospectus supplement. We are only offering these debt securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.



                           FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference in this prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. These statements are based on beliefs and assumptions of our management, and on information currently available to our management.



     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:



     - competitive pressures among depository and other financial institutions may increase significantly;



     - changes in the interest rate environment may reduce margins;



     - general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit;



     - legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which we are engaged;

     - changes in the securities markets; and



     - our competitors may have greater financial resources and develop products that enable them to compete more successfully than we do.



     We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.



                              SUNTRUST BANKS, INC.



     We are the ninth largest commercial banking organization in the U.S. with assets of approximately $96.0 billion at March 31, 2000. We provide a full line of consumer and commercial banking services to more than 3.7 million customers through over 1,100 full-service banking offices in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. Our primary businesses include traditional deposit and credit services as well as trust and investment services. We also provide, through various subsidiaries, credit cards, mortgage banking, credit-related insurance, discount brokerage and investment banking services. As of March 31, 2000, we had total deposits of $66.3 billion, discretionary trust assets of $88.7 billion and a mortgage servicing portfolio of $39.6 billion.



     Under the long-standing policy of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support these banks. As a result of this policy, we may be required to commit resources to our subsidiary banks in circumstances where we might not otherwise do so.



     Because we are a bank holding company, our rights and the rights of our creditors, including the holders of any of the debt securities offered by this prospectus, to participate in the distribution and payment of assets of any of our subsidiaries upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that we may be a creditor with recognized claims against the subsidiary.



     We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308. Our general information telephone number is 404-588-7711.



                                USE OF PROCEEDS



     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of any debt securities for general corporate purposes. These purposes may include the following:



     - repayment of long-term debt;



     - repayment of short-term debt, including commercial paper;



     - redemption or repurchase of shares of our outstanding common and preferred stock;

     - investments at the holding company level;



     - investments in, or extensions of credit to, our banking and other subsidiaries and other banks and financial services companies; and



     - possible acquisitions.



     Until we use the net proceeds we may temporarily invest the net proceeds in short-term marketable securities.



                       RATIO OF EARNINGS TO FIXED CHARGES



     The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:



     - net income plus all applicable income taxes plus fixed charges, by



     - fixed charges.



Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed. For 1999, the ratio of earnings to fixed charges has been computed excluding extraordinary gains.



                                                                       THREE MONTHS
                                                                          ENDED
                                        YEAR ENDED DECEMBER 31,         MARCH 31,
                                    --------------------------------   ------------
                                    1995   1996   1997   1998   1999   1999    2000
                                    ----   ----   ----   ----   ----   ----    ----
Including interest on deposits....  1.59   1.58   1.60   1.54   1.60   1.64    1.59
Excluding interest on deposits....  3.13   3.11   2.76   2.33   2.39   2.52    2.76



                       CERTAIN REGULATORY CONSIDERATIONS



     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to our company. Federal and state regulation of financial institutions such as our company is intended primarily for the protection of depositors and the federal deposit insurance funds rather than our shareholders or other creditors.


GENERAL


     As a bank holding company, we are subject to the regulation and supervision of the Federal Reserve. As of December 31, 1999, we had 29 bank subsidiaries that were subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency, which we refer to as the Comptroller, and the Federal Deposit Insurance Corporation, which we refer to as the FDIC. Effective January 1, 2000, 27 of our bank subsidiaries merged into SunTrust Bank, Atlanta, which changed its name to SunTrust Bank. SunTrust Bank, which we refer to as the Bank, is a Georgia state bank which now has branches in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia.



     The Bank is a member of the Federal Reserve System and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance. The Bank is subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.



     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may now establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met.



     Federal law and regulatory policy impose a number of obligations and restrictions on bank holding companies and their depository institution subsidiaries designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent this policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. In the event of the insolvency or receivership of the Bank, the claims of depositors and general creditors of the Bank are entitled to a priority of payment over any of our claims or claims of our creditors, including any claims based on any debt the Bank owes to us.



     Various regulatory bodies regulate and supervise our nonbanking subsidiaries. For example, SunTrust Equitable Securities Corporation is a broker-dealer and investment adviser registered with the SEC and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., which we refer to as the NASD. SunTrust Securities, Inc. and Crestar Securities Corporation are also broker-dealers registered with the SEC and members of the NASD. Trusco Capital Management, Inc. and Crestar Asset Management Company are investment advisers registered with the SEC. We also have one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the Comptroller.



     On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act, which we refer to as the Act, was signed into law. The Act creates a new type of financial services company called a financial holding company. A bank holding company that elects to become a financial holding company may engage in expanded debt securities activities and insurance sales and underwriting activities, and may also acquire debt securities firms and insurance companies, subject in each case to certain conditions. Securities firms and insurance companies may also choose to establish or become financial holding companies and thereby acquire banks, subject to certain conditions.



     We became a financial holding company under the Act in March 2000. In order to maintain our status as a financial holding company, we must maintain our capital levels, examination ratings, and Community Reinvestment Act examination ratings at levels higher than those required of a bank holding company that has not elected to become a financial holding company.



     In addition to the Act, there have been a number of legislative and regulatory proposals that would have an impact on the operation of bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on us.


PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS


     There are various legal and regulatory limits on the extent to which the Bank may pay dividends or otherwise supply funds to us. In addition, federal and state bank regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice. FDIC regulations require that management report annually on its responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.



     The principal source of our cash revenues is dividends from our subsidiaries, including the Bank. Federal and Georgia law limit the payment of these dividends to a certain extent. The Federal Reserve Bank or the Comptroller, as the case may be, must approve any dividend if the total of all dividends declared by any state member bank of the Federal Reserve or any national bank in any calendar year exceeds the bank's net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank's undivided profits. The relevant federal and state bank regulatory agencies also have authority to prohibit a bank holding company, or a state or national bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. Such regulatory agencies could deem the payment of dividends, depending upon the financial condition of the subsidiary, to constitute such an unsafe or unsound practice.



     Under Georgia law (which would apply to any payment of dividends by the Bank to us), the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if: (1) total classified assets at the most recent examination of such bank exceed 80% of the Tier 1 capital plus the allowance for loan losses of such bank; (2) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year; or (3) the ratio of Tier 1 capital to adjusted total assets is less than 6%.

     Retained earnings of our banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval totaled approximately $634.2 million as of March 31, 2000.



     In addition, the Bank is subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with us and our other subsidiaries. Furthermore, such loans and extensions of credit, as well as certain other transactions, are also subject to various collateral requirements.


CAPITAL ADEQUACY


     The Federal Reserve has adopted minimum risk-based and leverage capital guidelines for bank holding companies. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of December 31, 1999, our total risk-based capital ratio was 11.3%, including 7.5% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. As of December 31, 1999, our leverage capital ratio was 7.17%. Higher risk-based and leverage ratios may apply under certain circumstances.



     The Bank is subject to similar risk-based and leverage capital requirements adopted by the federal banking agencies.


     Failure to meet capital requirements can subject a bank to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.


     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends on whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as these terms are defined under regulations issued by each of the federal banking agencies. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized.


     An undercapitalized depository institution is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business, and borrowing from the Federal Reserve. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.


                       DESCRIPTION OF THE DEBT SECURITIES



     As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture". We sometimes refer to the Senior Indenture and the Subordinated Indenture in this prospectus collectively as the Indentures. Unless the applicable prospectus supplement states otherwise, the trustee under the Senior Indenture will be PNC Bank, National Association, and the trustee under the Subordinated Indenture will be Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago).



     We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the Indentures. You can obtain copies of the Indentures by following the directions under the caption "Where You Can Find More Information" beginning on page 1 of this prospectus.


GENERAL


     The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt and do not contain financial or similar restrictive covenants.

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:



     - the title of the debt securities;



     - whether the debt securities are senior debt securities or subordinated debt securities;



     - any limit on the total principal amount of the debt securities;



     - the maturity date or dates of the debt securities;



     - the rate or rates of interest, which may be fixed or variable, per annum at which the debt securities will bear interest, or the method of determining such rate or rates, if any;



     - the date or dates from which interest, if any, will accrue;



     - the dates on which interest will be payable and the related record dates;



     - whether payments of principal or interest will be determined by any index, formula or other method and the manner of determining the amount of such payments;



     - the place or places where the principal of and premium, if any, and interest on the debt securities will be payable if other than the location specified in this prospectus;



     - any redemption dates, prices, rights, obligations and restrictions on the debt securities;



     - any mandatory or optional sinking fund, purchase fund or analogous provisions;



     - the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;



     - the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the principal amount;



     - the currency or currency unit in which principal and interest will be paid if other than U.S. dollars;



     - whether we will issue the debt securities in permanent global form and the circumstances under which such permanent global debt security may be exchanged;



     - whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;



     - if such debt securities are senior debt securities, whether the defeasance provisions of the Senior Indenture will be applicable to such series of debt securities;



     - any special tax implications of the debt securities;



     - any deletions from, changes in or additions to the events of default or the covenants specified in the applicable Indenture; and



     - any other material terms of the debt securities not specified in this prospectus (Section 301).

     We may issue both senior debt securities and subordinated debt securities at a substantial discount below their stated principal amount. We refer to these securities as Original Issue Discount Securities, which means any security that provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. We will describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities in the applicable prospectus supplement.



     Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration or transfer.



PAYMENT; TRANSFER



     Unless the applicable prospectus supplement states otherwise, principal, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of SunTrust Bank in Atlanta, Georgia, except that interest may be paid at our option by check mailed to the address of the holder entitled thereto as it appears on the security register. We will have the right to require a holder of any debt security, in connection with any payment on such debt security, to certify information to us or, in the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.



RANKING



     General. The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to all Senior Indebtedness (as defined below) and, in certain circumstances, to all Additional Senior Obligations (as defined below).



     As of March 31, 2000, we had an aggregate of approximately $5,233.2 million of long-term Senior Indebtedness outstanding and an aggregate of approximately $720.2 million of short-term Senior Indebtedness outstanding, which consisted primarily of commercial paper. As of March 31, 2000, we had no Additional Senior Obligations outstanding. We expect from time to time to incur additional Senior Indebtedness and Additional Senior Obligations. The Indentures do not prohibit or limit the incurrence of additional Senior Indebtedness or Additional Senior Obligations. As of March 31, 2000, we had an aggregate of approximately $2,427.0 million of long-term subordinated debt securities outstanding.



     Because we are a holding company, our right and the rights of our creditors, including holders of debt securities, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of that subsidiary with recognized claims. However, in the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company or any shareholder or creditor thereof. Our subsidiaries have significant outstanding long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.



     In addition, the Indentures and the debt securities will not contain any provision that would protect the holders of the debt securities against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of our company or other event involving us that may adversely affect our credit quality.



     Subordination of the Subordinated Securities. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation of or reorganization of our company, to all Additional Senior Obligations (Article 13).



     Under the Subordinated Indenture "Senior Indebtedness" means



          (1) all indebtedness of our company for money borrowed, whether now outstanding or subsequently created, assumed or incurred, other than:



        - the subordinated debt securities;



        - any obligation ranking equally with the subordinated debt securities;
          or



        - any obligation ranking junior to the subordinated debt securities, and



          (2) any deferrals, renewals or extensions of any such Senior Indebtedness.



          The Subordinated Indenture defines the term indebtedness for money borrowed to mean:



        - any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and



        - any deferred obligation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business.



     The Subordinated Indenture defines Additional Senior Obligations to mean all of our indebtedness, whether now outstanding or subsequently created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include:



          (1) any claims in respect of Senior Indebtedness; or



          (2) any obligations ranking junior to or equally with the subordinated debt securities.



     As a result of these subordination provisions, no payment on account of the principal of, premium, if any, or interest on the subordinated debt securities may be made if a payment default with respect to Senior Indebtedness exists and any applicable grace period has expired or the maturity of any Senior Indebtedness has been accelerated. Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary,



          (1) the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the subordinated debt securities; and



          (2) if after giving effect to the operation of clause (1) above;



        - any assets remain available for payment or distribution in respect of the subordinated debt securities, and



        - creditors in respect of Additional Senior Obligations have not received payment in full;



then the amounts referred to in the first bullet above will first be applied to pay or provide for the payment in full of all such Additional Senior Obligations before any payment may be made on the subordinated debt securities. If the holders of subordinated debt securities receive any payment at a time when they know that all Senior Indebtedness and Additional Senior Obligations have not been paid in full, then such payment shall be held in trust for the benefit of the holders of Senior Indebtedness and/or Additional Senior Obligations, as the case may be (Section 1301).



     As a result of these subordination provisions, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, than holders of Senior Indebtedness and Additional Senior Obligations. In addition, in the event of insolvency, our creditors that do not hold Senior Indebtedness or who hold subordinated debt securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the subordinated debt securities.


RESTRICTION ON DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES


     Under the Senior Indenture, we have agreed not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a Subsidiary to sell, assign, pledge, transfer or dispose of, any shares of Voting Stock of any Subsidiary or any securities convertible into Voting Stock of any Subsidiary which is:



          (1) a Principal Constituent Bank; or



          (2) a Subsidiary which owns shares of Voting Stock or any securities convertible into Voting Stock of a Principal Constituent Bank.



Notwithstanding the foregoing, this covenant does not prohibit:



     - any dispositions made by us or any Subsidiary (A) acting in a fiduciary capacity for any Person other than us or any Subsidiary or (B) to us or any of its wholly owned (except for directors' qualifying shares) Subsidiaries; or



     - the merger or consolidation of a Principal Constituent Bank with and into a Principal Constituent Bank.

     This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of shares of Voting Stock of a corporation referred to in clause (1) or (2) above where:



          (1) the sales, assignments, pledges, transfers or other dispositions are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or



          (2) the sales, assignments, pledges, transfers or other dispositions are made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to the acquisition by us, directly or indirectly, of any other corporation or entity; or



          (3) in the case of a disposition of shares of Voting Stock or any securities convertible into Voting Stock of a Principal Constituent Bank, or sales of Voting Stock or any securities convertible into Voting Stock of any Subsidiary included in clause (2) above, the sales, assignments, pledges, transfers or other dispositions are:



        - for fair market value as determined by our board of directors or the board of directors of the Subsidiary disposing of such shares or securities; and



        - after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into Voting Stock), we and our directly or indirectly wholly owned Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary; or



          (4) a Constituent Bank sells additional shares of Voting Stock to its shareholders at any price, so long as immediately after such sale we own, directly or indirectly, at least as great a percentage of the Voting Stock of such Constituent Bank as it owned prior to such sale of additional shares; or



          (5) a pledge is made or a lien is created to secure loans or other extensions of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act (Section 1005).



Any Constituent Bank that has total assets equal to more than 15% of the total assets of all Constituent Banks is defined in the Senior Indenture to be a Principal Constituent Bank (Section 101). As of March 31, 2000, SunTrust Bank was the only Constituent Bank that is a Principal Constituent Bank.



     The Subordinated Indenture does not contain the foregoing covenant.


EVENTS OF DEFAULT


     Definition. The Indentures define an Event of Default with respect to debt securities of any series as any one of the following events:



          (1) failure to pay any interest on any debt security of that series when due and payable, continued for 30 days;



          (2) failure to pay principal of or any premium on any debt security of that series when due;



          (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

          (4) failure to perform any other covenant in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of series of debt securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture;



          (5) the entry of a decree or order for relief in respect of our company by a court having jurisdiction in the premises in an involuntary case under federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;



          (6) the commencement by us of a voluntary case under federal or state bankruptcy laws or the consent by us to the entry of a decree or order for relief in an involuntary case under any such law; and



          (7) any other Event of Default provided with respect to debt securities of that series (Section 501).



     Remedies.  If an Event of Default:



     - with respect to senior debt securities of any series occurs and is continuing, or



     - described in clause (5) or clause (6) with respect to subordinated debt securities of any series occurs and is continuing,



then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare by notice in writing to us the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).



     Accordingly, unless the applicable prospectus supplement states otherwise, the payment of the principal of the subordinated debt securities may be accelerated only upon the occurrence of an Event of Default described in clause
(5) or clause (6) of the preceding paragraph and may not be accelerated upon a payment or covenant default. In the event of a payment of covenant default with respect to subordinated debt securities, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy (Section 503). Under certain circumstances, the trustee may withhold notice to the holders of the subordinated debt securities of a default if the trustee in good faith determines that the withholding of such notice is in the best interest of such holders, and the trustee shall withhold such notice for certain defaults for a period of 30 days (Section 602).



     Obligations of Trustee. The Indentures provide that, subject to the duty of the relevant trustee during default to act with the required standard of care, such trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee, or exercising any trust or power conferred on such trustee, with respect to the debt securities of that series. However, such trustee may decline to act if the holders' direction is contrary to law or the applicable Indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability (Section 512).



     No holder of any debt security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee or for any remedy, unless:



     - such holder has given the relevant trustee written notice of a continuing Event of Default with respect to the debt securities of that series;



     - the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the relevant trustee to institute such proceeding as trustee;



     - such trustee has not received an inconsistent direction from the holders of a majority in principal amount of the outstanding debt securities of that series; and



     - the trustee has failed to institute the requested proceeding within 60 days (Section 507).



However, the holder of any debt security will have an absolute right to receive payment of the principal of, premium, if any, and interest on such debt security on the due dates expressed in such debt security and to institute suit for the enforcement of any such payment (Section 508).



     Under the Indentures we must furnish to the relevant trustee annually a statement regarding our performance of certain of our obligations under the applicable Indenture and as to any default in such performance (Section 1005).


DEFEASANCE AND COVENANT DEFEASANCE


     The Senior Indenture provides that, to the extent indicated in the applicable prospectus supplement, we may choose to deposit in trust with the relevant trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on any series of senior debt securities. If we make this deposit, then, at our option, we:



          (1) will be deemed to have satisfied and paid all of our obligations in respect of the senior debt securities of a particular series; or



          (2) will not need to comply with certain restrictive covenants contained in the Senior Indenture and the occurrence of a covenant default will no longer be an Event of Default with respect to such series of senior debt securities, which we refer to as covenant defeasance.


     Such a trust may only be established if, among other things,


     - no Event of Default exists or occurs as a result of such deposit; and



     - we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.

     If we exercise our covenant defeasance option with respect to any series of senior debt securities and the maturity of that series is accelerated upon an Event of Default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on such senior debt securities at the time of the acceleration. However, we will remain liable with respect to such payments (Article 13).



     The Subordinated Indenture does not contain defeasance and covenant defeasance provisions.


MODIFICATION AND WAIVER


     We and the relevant trustee may modify and amend the applicable Indenture with the consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment. However, we may not, without the consent of the holder of each debt security affected:



     - change the maturity date of the principal of, or interest on, any debt security,



     - reduce the principal amount of, or any premium or rate of interest on, any debt security,



     - reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof,



     - change the place or currency of payment of principal of, or any premium or interest on, any debt security,



     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, or



     - reduce the percentage in principal amount of outstanding debt securities of any series required to modify or amend either Indenture or to waive compliance with certain provisions of, or defaults under, either Indenture (Section 902).



     The holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable Indenture. (Senior Indenture Section 1007; Subordinated Indenture Section 1006).



     The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable Indenture, except:



     - a default in the payment of principal of, or any premium or interest on, any debt security of that series; or



     - a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each debt security of the series affected (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS


     We may consolidate with or merge into, or transfer our assets substantially as an entirety to, any corporation organized under the laws of the U.S, any state thereof or the District of Columbia, provided that:



     - the successor corporation assumes our obligations on the debt securities and under the Indentures,



     - after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and



     - that certain other conditions are met (Section 801).


TRUSTEES


     Either or both of the trustees may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the related Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee (Section 611).



     In the normal course of business, we and our subsidiaries conduct banking transactions with the trustees, and the trustees conduct banking transactions with us and our subsidiaries.



BOOK-ENTRY SECURITIES



     The debt securities of a series may be issued in the form of one or more book-entry securities that will be deposited with a Depositary or its nominee identified in the applicable prospectus supplement (Section 301). In such a case, one or more book-entry securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of debt securities of the series to be represented by such book-entry security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a book-entry security may not be transferred except as a whole by the Depositary for such book-entry security to a nominee of such Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor (Section 305).



     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.



     Upon the issuance of a book-entry security, the Depositary for such book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such book-entry security to the accounts of persons that have accounts with such Depositary, or participants. Such accounts shall be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the Depositary only through participants or indirect participants.



     Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee with respect to interests of participants for such book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the Depositary's book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.



     So long as the Depositary or its nominee is the registered owner of a book-entry security, such Depositary or such nominee will be considered the sole owner or holder of the debt securities represented by such book-entry security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable Indenture.



     Payments of principal of, premium, if any, and interest on debt securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing such debt securities. We expect that the Depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such debt securities, as shown on the records of such Depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name", and will be the responsibility of such participants and indirect participants. Neither us, the trustee, any authenticating agent, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 311).



     If the Depositary for debt securities of a series notifies us that it is unwilling or unable to continue as Depositary or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue debt securities of such series in definitive registered form in exchange for the book-entry security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities of any series issued in the form of one or more book-entry securities shall no longer be represented by such book-entry security or debt securities and, in such event, will issue debt securities of such series in definitive registered form in exchange for such book-entry security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default with respect to the debt securities of such series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing debt securities of such series may receive debt securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (Section 305).



                              PLAN OF DISTRIBUTION



     We may sell any series of debt securities:



     - through underwriters or dealers;



     - through agents; or



     - directly to one or more purchasers.



     Any such underwriters, dealers or agents may include any of our broker-dealer subsidiaries, including SunTrust Equitable Securities.



     The distribution of the debt securities may be effected from time to time in one or more transactions:



     - at a fixed price or prices, which may be changed from time to time;



     - at market prices prevailing at the time of sale; or



     - at prices related to such prevailing market prices, or at negotiated prices.



     For each series of debt securities, the prospectus supplement will set forth the terms of the offering including:



     - the initial public offering price;



     - the names of any underwriters, dealers or agents;



     - the purchase price of the debt securities;



     - our proceeds from the sale of the debt securities;



     - any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;



     - any discounts or concessions allowed or reallowed or repaid to dealers;
       and



     - the securities exchanges on which the debt securities will be listed, if any.



     If we use underwriters in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities offered if they purchase any debt securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the debt securities in accordance with applicable law.



     If we use dealers in the sale, we will sell debt securities to such dealers as principals. The dealers may then resell the debt securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of debt securities in any state that does not permit such an offer.



     Underwriters, dealers and agents that participate in the debt securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.



     We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the debt securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.



     The debt securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the underwriters, if any, of the debt securities will make a market in the debt securities. If the underwriters make a market in the debt securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.



     Our broker-dealer subsidiaries are members of the NASD and may participate in distributions of debt securities. Accordingly, offerings of debt securities in which our broker-dealer subsidiaries participate will conform with the provisions of Rule 2720 of the Conduct Rules of the NASD.



     This prospectus, together with any applicable prospectus supplement, may also be used by any of our broker-dealer subsidiaries in connection with offers and sales of debt securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of our broker-dealer subsidiaries, including SunTrust Equitable Securities, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries has any obligation to make a market in any of the debt securities and may discontinue any market-making activities at any time without notice, at its sole discretion.



     Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.



                                 LEGAL MATTERS



     Certain legal matters with respect to the debt securities will be passed upon for us by Raymond D. Fortin, Senior Vice President and Secretary, and by King & Spalding, and for any underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. As of March 31, 2000, Mr. Fortin beneficially owned 7,500 shares of our common stock and held options to purchase 6,000 shares of our common stock.



                                    EXPERTS



     The audited consolidated financial statements of SunTrust Banks, Inc. incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

------------------------------------------------------
------------------------------------------------------


     NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF ITS DATE


                            ------------------------


                               TABLE OF CONTENTS


                                   PROSPECTUS


                                       PAGE
                                       ----
About this Prospectus................     2
Where You Can Find More
  Information........................     2
Forward-Looking Statements...........     3
SunTrust Banks, Inc..................     4
Use of Proceeds......................     4
Ratio of Earnings to Fixed Charges...     5
Certain Regulatory Considerations....     5
Description of the Debt Securities...     9
Plan of Distribution.................    20
Legal Matters........................    22
Experts..............................    22


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                              SUNTRUST BANKS, INC.
                               ------------------

                                   PROSPECTUS

                                 JUNE   , 2000


                               ------------------
------------------------------------------------------
------------------------------------------------------

Subject to completion, dated June 12, 2000



SUNTRUST BANKS, INC.



     - $200,000,000 of 7 3/8% Notes Due 2002



     - $250,000,000 of Floating Rate Notes Due April 22, 2002



     - $200,000,000 of 6 1/8% Subordinated Notes Due 2004



     - $200,000,000 of 7 3/8% Subordinated Notes Due 2006



     - $300,000,000 of 6.25% Senior Notes Due June 1, 2008



     - $300,000,000 of 7.75% Subordinated Notes Due 2010



     - $200,000,000 of 6% Subordinated Notes Due 2026



     - $250,000,000 of 6% Senior Debentures Due January 15, 2028



SUNTRUST BANK HOLDING COMPANY,


a wholly owned subsidiary of SunTrust Banks, Inc. and


successor in interest to Crestar Financial Corporation



     - $125,000,000 of 8 1/4% Subordinated Notes Due 2002



     - $150,000,000 of 8 3/4% Subordinated Notes Due 2004



     - $150,000,000 of 6 1/2% Putable/Callable Subordinated Notes Due January 15, 2018


                            ------------------------


     You should read this prospectus carefully before you invest in any of the securities listed above.


                            ------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



     The debt securities will be our unsecured obligations, will not be saving accounts, deposits or other obligations of ours or any of our subsidiaries and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.


                            ------------------------


The date of this prospectus is June   , 2000

                             ABOUT THIS PROSPECTUS



     This prospectus is a part of a registration statement that we filed with the SEC using a "shelf" registration process. This prospectus provides you with a general description of the outstanding debt securities listed on the cover page of this prospectus. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information." You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.



     The outstanding debt securities were originally issued by us or Crestar Financial Corporation, or Crestar. We acquired Crestar in a merger transaction on December 31, 1998. Following this acquisition, Crestar was a wholly owned subsidiary of ours. On December 31, 1999, Crestar was merged into our wholly owned subsidiary, SunTrust Banks of Florida, Inc., which then changed its name to SunTrust Bank Holding Company, or SunTrust Holding. As a result, SunTrust Holding is the primary obligor on the outstanding debt securities originally issued by Crestar, and we have fully and unconditionally guaranteed the payment of these securities.



     This prospectus may be used by our broker-dealer subsidiaries, including SunTrust Equitable Securities, Inc., in connection with offers and sales of the outstanding debt securities listed on the cover page of this prospectus in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale.



                      WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.



     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the debt securities offered by this prospectus:



     - Annual Report on Form 10-K for the year ended December 31, 1999;



     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     - Current Report on Form 8-K dated April 11, 2000.



     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:



     SunTrust Banks, Inc.


     303 Peachtree Street, N.E.


     Atlanta, Georgia 30308


     (404) 658-4879


     Attention: Eugene S. Putnam, Jr.


                Senior Vice President



     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with additional or different information. We are only offering the outstanding debt securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.



                           FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference in this prospectus. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," estimates" or similar expressions. These statements are based on beliefs and assumptions of our management, and on information currently available to our management.



     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:



     - competitive pressures among depository and other financial institutions may increase significantly;



     - changes in the interest rate environment may reduce margins;



     - general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit;



     - legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which we are engaged;



     - changes in the securities markets; and



     - our competitors may have greater financial resources and develop products that enable them to compete more successfully than we do.



     We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.



                              SUNTRUST BANKS, INC.



     We are the ninth largest commercial banking organization in the U.S. with assets of approximately $96.0 billion at March 31, 2000. We provide a full line of consumer and commercial banking services to more than 3.7 million customers through over 1,100 full-service banking offices in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. Our primary businesses include traditional deposit and credit services as well as trust and investment services. We also provide, through various subsidiaries, credit cards, mortgage banking, credit-related insurance, discount brokerage and investment banking services. As of March 31, 2000, we had total deposits of $66.3 billion, discretionary trust assets of $88.7 billion and a mortgage servicing portfolio of $39.6 billion.



     Under the long-standing policy of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support these banks. As a result of this policy, we may be required to commit resources to our subsidiary banks in circumstances where we might not otherwise do so.



     Because we are a bank holding company, our rights and the rights of our creditors, including the holders of any of the debt securities offered by this prospectus, to participate in the distribution and payment of assets of any of our subsidiaries upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that we may be a creditor with recognized claims against the subsidiary.



     We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308. Our general information telephone number is 404-588-7711.



                                USE OF PROCEEDS



     We will not receive any proceeds in connection with sales of the outstanding debt securities offered by this prospectus. All offers and sales of outstanding debt securities will be for the account of our broker-dealer subsidiary in connection with market making transactions.

                       RATIO OF EARNINGS TO FIXED CHARGES



     The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:



     - net income plus all applicable income taxes plus fixed charges, by



     - fixed charges.



Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed. For 1999, the ratio of earnings to fixed charges has been computed excluding extraordinary gains.



                                                                       THREE MONTHS
                                                                          ENDED
                                        YEAR ENDED DECEMBER 31,         MARCH 31,
                                    --------------------------------   ------------
                                    1995   1996   1997   1998   1999   1999    2000
                                    ----   ----   ----   ----   ----   ----    ----
Including interest on deposits....  1.59   1.58   1.60   1.54   1.60   1.64    1.59
Excluding interest on deposits....  3.13   3.11   2.76   2.33   2.39   2.52    2.76



                       CERTAIN REGULATORY CONSIDERATIONS



     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to our company. Federal and state regulation of financial institutions such as our company is intended primarily for the protection of depositors and the federal deposit insurance funds rather than our shareholders or other creditors.



GENERAL



     As a bank holding company, we are subject to the regulation and supervision of the Federal Reserve. As of December 31, 1999, we had 29 bank subsidiaries that were subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency, which we refer to as the Comptroller, and the Federal Deposit Insurance Corporation, which we refer to as the FDIC. Effective January 1, 2000, 27 of our bank subsidiaries merged into SunTrust Bank, Atlanta, which changed its name to SunTrust Bank. SunTrust Bank, which we refer to as the Bank, is a Georgia state bank which now has branches in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia.



     The Bank is a member of the Federal Reserve System and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance. The Bank is subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.



     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may now establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met.



     Federal law and regulatory policy impose a number of obligations and restrictions on bank holding companies and their depository institution subsidiaries designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent this policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. In the event of the insolvency or receivership of the Bank, the claims of depositors and general creditors of the Bank are entitled to a priority of payment over any of our claims or claims of our creditors, including any claims based on any debt the Bank owes to us.



     Various regulatory bodies regulate and supervise our nonbanking subsidiaries. For example, SunTrust Equitable Securities Corporation is a broker-dealer and investment adviser registered with the SEC and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., which we refer to as the NASD. SunTrust Securities, Inc. and Crestar Securities Corporation are also broker-dealers registered with the SEC and members of the NASD. Trusco Capital Management, Inc. and Crestar Asset Management Company are investment advisers registered with the SEC. We also have one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the Comptroller.



     On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act, which we refer to as the Act, was signed into law. The Act creates a new type of financial services company called a financial holding company. A bank holding company that elects to become a financial holding company may engage in expanded debt securities activities and insurance sales and underwriting activities, and may also acquire debt securities firms and insurance companies, subject in each case to certain conditions. Securities firms and insurance companies may also choose to establish or become financial holding companies and thereby acquire banks, subject to certain conditions.



     We became a financial holding company under the Act in March 2000. In order to maintain our status as a financial holding company, we must maintain our capital levels, examination ratings, and Community Reinvestment Act examination ratings at levels higher than those required of a bank holding company that has not elected to become a financial holding company.

     In addition to the Act, there have been a number of legislative and regulatory proposals that would have an impact on the operation of bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on us.



PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS



     There are various legal and regulatory limits on the extent to which the Bank may pay dividends or otherwise supply funds to us. In addition, federal and state bank regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice. FDIC regulations require that management report annually on its responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.



     The principal source of our cash revenues is dividends from our subsidiaries, including the Bank. Federal and Georgia law limit the payment of these dividends to a certain extent. The Federal Reserve Bank or the Comptroller, as the case may be, must approve any dividend if the total of all dividends declared by any state member bank of the Federal Reserve or any national bank in any calendar year exceeds the bank's net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a dividend may not be paid in excess of a bank's undivided profits. The relevant federal and state bank regulatory agencies also have authority to prohibit a bank holding company, or a state or national bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. Such regulatory agencies could deem the payment of dividends, depending upon the financial condition of the subsidiary, to constitute such an unsafe or unsound practice.



     Under Georgia law (which would apply to any payment of dividends by the Bank to us), the prior approval of the Georgia Department of Banking and Finance is required before any cash dividends may be paid by a state bank if: (1) total classified assets at the most recent examination of such bank exceed 80% of the Tier 1 capital plus the allowance for loan losses of such bank; (2) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after taxes but before dividends, for the previous calendar year; or (3) the ratio of Tier 1 capital to adjusted total assets is less than 6%.



     Retained earnings of our banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval totaled approximately $634.2 million as of March 31, 2000.



     In addition, the Bank is subject to limitations under Sections 23A and 23B of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with us and our other subsidiaries. Furthermore, such loans and extensions of credit, as well as certain other transactions, are also subject to various collateral requirements.

CAPITAL ADEQUACY



     The Federal Reserve has adopted minimum risk-based and leverage capital guidelines for bank holding companies. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of December 31, 1999, our total risk-based capital ratio was 11.3%, including 7.5% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. As of December 31, 1999, our leverage capital ratio was 7.17%. Higher risk-based and leverage ratios may apply under certain circumstances.



     The Bank is subject to similar risk-based and leverage capital requirements adopted by the federal banking agencies.



     Failure to meet capital requirements can subject a bank to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.



     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions The extent of these powers depends on whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as these terms are defined under regulations issued by each of the federal banking agencies. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized.



     An undercapitalized depository institution is subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business, and borrowing from the Federal Reserve. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital.



     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.



           DESCRIPTION OF THE DEBT SECURITIES -- SUNTRUST BANKS, INC.



     As used in this section, outstanding debt securities means the debentures, notes, bonds and other evidences of indebtedness that have been issued by SunTrust Banks, Inc. and are listed on the cover of this prospectus. The outstanding debt securities are either senior debt securities or subordinated debt securities. Senior debt securities were issued under a "Senior Indenture" and subordinated debt securities were issued under a "Subordinated Indenture". We sometimes refer to the Senior Indenture and the Subordinated Indenture in this prospectus collectively as the Indentures. The trustee under the Senior Indenture is PNC Bank, National Association, and the trustee under the Subordinated Indenture is Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago).



     We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the Indentures. You can obtain copies of the Indentures by following the directions under the caption "Where You Can Find More Information" beginning on page 1 of this prospectus.



GENERAL



     The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. The Indentures also do not limit our ability to incur other debt and do not contain financial or similar restrictive covenants.



     The outstanding debt securities were issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Holders of outstanding debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration or transfer.



PAYMENT; TRANSFER



     Principal, premium, if any, and interest, if any, on the outstanding debt securities is payable, and the outstanding debt securities are transferable, at the corporate trust office of SunTrust Bank in Atlanta, Georgia, except that interest may be paid at our option by check mailed to the address of the holder entitled thereto as it appears on the security register. We have the right to require a holder of any outstanding debt security, in connection with any payment on such debt security, to certify information to us or, in the absence of such certification, we are entitled to rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.



RANKING



     General. The outstanding debt securities are our direct unsecured obligations. The outstanding senior debt securities rank equally with our other unsecured and unsubordinated indebtedness. The outstanding subordinated debt securities rank junior to all Senior Indebtedness (as defined below) and, in certain circumstances, to all Additional Senior Obligations (as defined below).



     As of March 31, 2000, we had an aggregate of approximately $5,233.2 million of long-term Senior Indebtedness outstanding and an aggregate of approximately $720.2 million of short-term Senior Indebtedness outstanding, which consisted primarily of commercial paper. As of March 31, 2000, we had no Additional Senior Obligations outstanding. We expect from time to time to incur additional Senior Indebtedness and Additional Senior Obligations. The Indentures do not prohibit or limit the incurrence of additional Senior Indebtedness or Additional Senior Obligations. As of March 31, 2000, we had an aggregate of approximately $2,427.0 million of long-term subordinated debt securities outstanding.



     Because we are a holding company, our right and the rights of our creditors, including holders of outstanding debt securities, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of that subsidiary with recognized claims. However, in the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company or any shareholder or creditor thereof. Our subsidiaries have significant outstanding long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.



     In addition, the Indentures and the outstanding debt securities do not contain any provision that protects the holders of the outstanding debt securities against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of our company or other event involving us that may adversely affect our credit quality.



     Subordination of the Subordinated Securities. The outstanding subordinated debt securities are subordinate and junior in right of payment to all of our Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation of or reorganization of our company, to all Additional Senior Obligations (Article 13).



     Under the Subordinated Indenture "Senior Indebtedness" means



          (1) all indebtedness of our company for money borrowed, whether now outstanding or subsequently created, assumed or incurred, other than:



        - the outstanding subordinated debt securities;



        - any obligation ranking equally with the outstanding subordinated debt securities; or

        - any obligation ranking junior to the outstanding subordinated debt securities; and



          (2) any deferrals, renewals or extensions of any such Senior Indebtedness.



     The Subordinated Indenture defines the term indebtedness for money borrowed to mean:



     - any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; and



     - any deferred obligation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business.



     The Subordinated Indenture defines Additional Senior Obligations to mean all of our indebtedness, whether now outstanding or subsequently created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include:



          (1) any claims in respect of Senior Indebtedness; or



          (2) any obligations ranking junior to or equally with the outstanding subordinated debt securities.



     As a result of these subordination provisions, no payment on account of the principal of, premium, if any, or interest on the outstanding subordinated debt securities may be made if a payment default with respect to Senior Indebtedness exists and any applicable grace period has expired or the maturity of any Senior Indebtedness has been accelerated. Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to our company as a whole, whether voluntary or involuntary,



          (1) the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the outstanding subordinated debt securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the outstanding subordinated debt securities; and



          (2) if after giving effect to the operation of clause (1) above;



        - any assets remain available for payment or distribution in respect of the outstanding subordinated debt securities, and



        - creditors in respect of Additional Senior Obligations have not received payment in full;



then the amounts referred to in the first bullet above will first be applied to pay or provide for the payment in full of all such Additional Senior Obligations before any payment may be made on the outstanding subordinated debt securities. If the holders of outstanding subordinated debt securities receive any payment at a time when they know that all Senior Indebtedness and Additional Senior Obligations have not been paid in full, then such payment shall be held in trust for the benefit of the holders of Senior Indebtedness and/or Additional Senior Obligations, as the case may be (Section 1301).

     As a result of these subordination provisions, in the event of our insolvency, holders of outstanding subordinated debt securities may recover less, ratably, than holders of Senior Indebtedness and Additional Senior Obligations. In addition, in the event of insolvency, our creditors that do not hold Senior Indebtedness or who hold outstanding subordinated debt securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the outstanding subordinated debt securities.



RESTRICTION ON DISPOSITION OF VOTING STOCK OF CERTAIN SUBSIDIARIES



     Under the Senior Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a Subsidiary to sell, assign, pledge, transfer or dispose of, any shares of Voting Stock of any Subsidiary or any securities convertible into Voting Stock of any Subsidiary which is:



          (1) a Principal Constituent Bank; or



          (2) a Subsidiary which owns shares of Voting Stock or any securities convertible into Voting Stock of a Principal Constituent Bank.



Notwithstanding the foregoing, this covenant does not prohibit:



     - any dispositions made by us or any Subsidiary (A) acting in a fiduciary capacity for any Person other than us or any Subsidiary or (B) to us or any of its wholly owned (except for directors' qualifying shares) Subsidiaries; or



     - the merger or consolidation of a Principal Constituent Bank with and into a Principal Constituent Bank.



     This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of shares of Voting Stock of a corporation referred to in clause (1) or (2) above where:



          (1) the sales, assignments, pledges, transfers or other dispositions are made, in the minimum amount required by law, to any person for the purpose of the qualification of such Person to serve as a director; or



          (2) the sales, assignments, pledges, transfers or other dispositions are made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to the acquisition by us, directly or indirectly, of any other corporation or entity; or



          (3) in the case of a disposition of shares of Voting Stock or any securities convertible into Voting Stock of a Principal Constituent Bank, or sales of Voting Stock or any securities convertible into Voting Stock of any Subsidiary included in clause (2) above, the sales, assignments, pledges, transfers or other dispositions are:



        - for fair market value as determined by our board of directors or the board of directors of the Subsidiary disposing of such shares or securities; and



        - after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into Voting Stock), we and our directly or indirectly wholly owned Subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or Subsidiary; or

          (4) a Constituent Bank sells additional shares of Voting Stock to its shareholders at any price, so long as immediately after such sale we own, directly or indirectly, at least as great a percentage of the Voting Stock of such Constituent Bank as it owned prior to such sale of additional shares; or



          (5) a pledge is made or a lien is created to secure loans or other extensions of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act (Section 1005).



Any Constituent Bank that has total assets equal to more than 15% of the total assets of all Constituent Banks is defined in the Senior Indenture to be a Principal Constituent Bank (Section 101). As of March 31, 2000, SunTrust Bank was the only Constituent Bank that is a Principal Constituent Bank.



     The Subordinated Indenture does not contain the foregoing covenant.



EVENTS OF DEFAULT



     Definition. The Indentures define an Event of Default with respect to outstanding debt securities of any series as any one of the following events:



          (1) failure to pay any interest on any debt security of that series when due and payable, continued for 30 days;



          (2) failure to pay principal of or any premium on any debt security of that series when due;



          (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;



          (4) failure to perform any other covenant in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of series of outstanding debt securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture;



          (5) the entry of a decree or order for relief in respect of our company by a court having jurisdiction in the premises in an involuntary case under federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;



          (6) the commencement by us of a voluntary case under federal or state bankruptcy laws or the consent by us to the entry of a decree or order for relief in an involuntary case under any such law; and



          (7) any other Event of Default provided with respect to debt securities of that series (Section 501).



     Remedies.  If an Event of Default:



     - with respect to outstanding senior debt securities of any series occurs and is continuing, or



     - described in clause (5) or clause (6) with respect to outstanding subordinated debt securities of any series occurs and is continuing, then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare by notice in writing to us the principal amount (or, if the outstanding debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding debt securities of that series to be due and payable immediately. At any time after a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).



     Accordingly, the payment of the principal of the outstanding subordinated debt securities may be accelerated only upon the occurrence of an Event of Default described in clause (5) or clause (6) of the preceding paragraph and may not be accelerated upon a payment or covenant default. In the event of a payment of covenant default with respect to outstanding subordinated debt securities, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy (Section 503). Under certain circumstances, the trustee may withhold notice to the holders of the outstanding subordinated debt securities of a default if the trustee in good faith determines that the withholding of such notice is in the best interest of such holders, and the trustee shall withhold such notice for certain defaults for a period of 30 days (Section 602).



     Obligations of Trustee. The Indentures provide that, subject to the duty of the relevant trustee during default to act with the required standard of care, such trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee, or exercising any trust or power conferred on such trustee, with respect to the outstanding debt securities of that series. However, such trustee may decline to act if the holders' direction is contrary to law or the applicable Indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability (Section 512).



     No holder of any outstanding debt security of any series has any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or trustee or for any remedy, unless:



     - such holder has given the relevant trustee written notice of a continuing Event of Default with respect to the outstanding debt securities of that series;



     - the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the relevant trustee to institute such proceeding as trustee;



     - such trustee has not received an inconsistent direction from the holders of a majority in principal amount of the outstanding debt securities of that series; and



     - the trustee has failed to institute the requested proceeding within 60 days (Section 507).

However, the holder of any outstanding debt security has an absolute right to receive payment of the principal of (and premium, if any) and interest on such debt security on the due dates expressed in such debt security and to institute suit for the enforcement of any such payment (Section 508).



     Under the Indentures we must furnish to the relevant trustee annually a statement regarding our performance of certain of our obligations under the applicable Indenture and as to any default in such performance (Section 1005).



DEFEASANCE AND COVENANT DEFEASANCE



     The Senior Indenture provides that we may choose to deposit in trust with the relevant trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on any series of outstanding senior debt securities. If we make this deposit, then, at our option, we:



          (1) will be deemed to have satisfied and paid all of our obligations in respect of such outstanding senior debt securities of a particular series; or



          (2) will not need to comply with certain restrictive covenants contained in the Senior Indenture and the occurrence of a covenant default will no longer be an Event of Default with respect to such series of outstanding senior debt securities, which we refer to as covenant defeasance.



     Such a trust may only be established if, among other things,



     - no Event of Default exists or occurs as a result of such deposit; and



     - we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.



     If we exercise our covenant defeasance option with respect to any series of outstanding senior debt securities and the maturity of that series is accelerated upon an Event of Default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on such senior debt securities at the time of the acceleration. However, we will remain liable with respect to such payments (Article 13).



     The Subordinated Indenture does not contain defeasance and covenant defeasance provisions.



MODIFICATION AND WAIVER



     We and the relevant trustee may modify and amend the applicable Indenture with the consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment. However, we may not, without the consent of the holder of each outstanding debt security affected, modify or amend:



     - the maturity date of the principal of, or interest on, any debt security,



     - reduce the principal amount of, or any premium or rate of interest on, any debt security,

     - reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof,



     - change the place or currency of payment of principal of, or any premium or interest on, any debt security,



     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, or



     - reduce the percentage in principal amount of outstanding debt securities of any series required to modify or amend either Indenture or to waive compliance with certain provisions of, or defaults under, either Indenture (Section 902).



     The holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of outstanding debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable Indenture. (Senior Indenture Section 1007; Subordinated Indenture Section 1006).



     The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of outstanding debt securities of that series, waive any past default under the applicable Indenture, except:



     - a default in the payment of principal of, or any premium or interest on, any debt security of that series; or



     - a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each debt security of the series affected (Section 513).



CONSOLIDATION, MERGER AND TRANSFER OF ASSETS



     We may consolidate with or merge into, or transfer our assets substantially as an entirety to, any corporation organized under the laws of the U.S., any state thereof or the District of Columbia, provided that:



     - the successor corporation assumes our obligations on the outstanding debt securities and under the Indentures;



     - after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and



     - that certain other conditions are met (Section 801).



TRUSTEES



     Either or both of the trustees may resign or be removed with respect to one or more series of outstanding debt securities and a successor trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the related Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the

"trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee (Section 611).



     In the normal course of business, we and our subsidiaries conduct banking transactions with the trustees, and the trustees conduct banking transactions with us and our subsidiaries.



BOOK-ENTRY SECURITIES



     The outstanding debt securities were issued in the form of one or more book-entry securities that were deposited with The Depository Trust Company, which we refer to as DTC or the Depositary. (Section 301). Unless and until it is exchanged in whole or in part for outstanding debt securities in definitive registered form, a book-entry security may not be transferred except as a whole by the Depositary for such book-entry security to a nominee of such Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor (Section 305).



     Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee with respect to interests of participants in such book-entry security and on the records of participants with respect to interests of indirect participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the Depositary only through participants or indirect participants. The laws of some states require that certain purchasers of outstanding debt securities take physical delivery of such debt securities in definitive form. Such laws, as well as the limits on participation in the Depositary's book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.



     So long as the Depositary or its nominee is the registered owner of a book-entry security, such Depositary or such nominee will be considered the sole owner or holder of the outstanding debt securities represented by such book-entry security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in outstanding debt securities represented by book-entry securities will not be entitled to have such debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable Indenture.



     Payments of principal of, premium, if any, and interest on debt securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing such outstanding debt securities. We expect that the Depositary or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such debt securities, as shown on the records of such Depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name", and will be the responsibility of such participants and indirect participants. Neither us, the trustee, any authenticating agent, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 311).



     If the Depositary for outstanding debt securities of a series notifies us that it is unwilling or unable to continue as Depositary or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue outstanding debt securities of such series in definitive registered form in exchange for the book-entry security representing such series of outstanding debt securities. In addition, we may at any time and in our sole discretion determine that the outstanding debt securities of any series issued in the form of one or more book-entry securities shall no longer be represented by such book-entry securities. In such event, we will issue outstanding debt securities of such series in definitive registered form in exchange for such book-entry security or securities representing such series of debt securities. Further, if we so specify with respect to the outstanding debt securities of a series, or if an Event of Default, or an event that with notice, lapse of time or both would be an Event of Default with respect to the debt securities of such series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing outstanding debt securities of such series may receive debt securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of outstanding debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (Section 305).



             DESCRIPTION OF THE DEBT SECURITIES -- SUNTRUST HOLDING



     As used in this section, outstanding debt securities means the debentures, notes, bonds and other evidences of indebtedness that have been issued by SunTrust Holding (as successor in interest to Crestar) and are listed on the cover of this prospectus. The outstanding debt securities are all subordinated debt securities. The 6 1/2% Putable/Callable Subordinated Notes due January 15, 2018 and the 8 3/4% Subordinated Notes Due 2004 were issued under an Indenture dated as of September 1, 1993, as supplemented, between SunTrust Holding and The Chase Manhattan Bank, as trustee. The 8 1/4% Subordinated Notes Due 2002 were issued under an Indenture dated as of February 1, 1985, as supplemented, between SunTrust Holding and The Chase Manhattan Bank, as trustee. We sometimes refer to these Indentures in this section collectively as the Indentures, and we sometimes refer to the Indenture dated as of February 1, 1985 as the Prior Indenture.



     We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the Indentures. You can obtain copies of the

Indentures by following the directions under the caption "Where You Can Find More Information" beginning on page 1 of this prospectus.



GENERAL



     The Indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder and provide that debt securities may be issued thereunder from time to time in one or more series (Section 301). The Indentures also do not limit SunTrust Holding's ability to incur other debt and do not contain financial or similar restrictive covenants.



     The debt securities were issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof (Section 302). No service charge will be made for any registration of transfer or exchange of the outstanding debt securities, but SunTrust Holding may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Sections 302 and 305).



PAYMENT; TRANSFER



     Principal, premium, if any, and interest on the outstanding debt securities is payable, and the transfer of the outstanding debt securities is registrable, at the office of the relevant trustee, except that, at the option of SunTrust Holding, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the register for the debt securities (Sections 305 and 1002).



RANKING



     General. The outstanding debt securities are direct unsecured obligations of SunTrust Holding. The outstanding debt securities rank junior to all Senior Indebtedness of SunTrust Holding. As of March 31, 2000, SunTrust Holding had an aggregate of approximately $2,675.9 million of long-term Senior Indebtedness (as defined below) outstanding and an aggregate of approximately $1,500.3 million of short-term Senior Indebtedness outstanding. SunTrust Holding expects to incur additional Senior Indebtedness. The Indentures do not prohibit or limit the incurrence of additional Senior Indebtedness. As of March 31, 2000, SunTrust Holding had an aggregate of approximately $1,087.2 million of subordinated debt securities outstanding.



     Because SunTrust Holding is a holding company, its right and the rights of its creditors, including holders of outstanding debt securities, to participate in any distribution of assets of any of its subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary, except to the extent that SunTrust Holding is a creditor of that subsidiary with recognized claims. However, in the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company or any shareholder or creditor thereof. SunTrust Holdings' subsidiaries have significant outstanding long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

     In addition, the Indentures and the outstanding debt securities do not contain any provision that protects the holders of the outstanding debt securities against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of SunTrust Holding or other event involving SunTrust Holding that may adversely affect its credit quality.



     Subordination of the Debt Securities. The outstanding debt securities are subordinate and junior in right of payment to all Senior Indebtedness of SunTrust Holding (Article 15). Under the Indentures, Senior Indebtedness generally means any debt for borrowed money other than debt that is expressly made junior to the outstanding debt securities, together with certain obligations of general creditors.



     In the event that SunTrust Holding defaults in the payment of any principal, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, then, until such default is cured or waived or ceases to exist, no direct or indirect payment (in cash, property, securities by set-off or otherwise) may be made with respect to the principal, premium, if any, or interest on the outstanding debt securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the outstanding debt securities (Section 1501).



     In the event of:



          (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to SunTrust Holding, its creditors or its property;



          (2) any proceeding for the liquidation, dissolution or other winding up of SunTrust Holding, voluntary or involuntary;



          (3) any assignment by SunTrust Holding for the benefit of creditors;
     or



          (4) any other marshalling of the assets of SunTrust Holding,



all Senior Indebtedness must first be paid in full before any payment or distribution, whether in cash, securities or other property, may be made in respect of the outstanding debt securities. In such event, any payment or distribution on account of the principal, premium, if any, or interest on the outstanding debt securities that would otherwise be payable in respect of the outstanding debt securities in the absence of these subordination provisions will be paid directly to the holders of Senior Indebtedness until all Senior Indebtedness has been paid in full. After payment in full of all Senior Indebtedness, the holders of outstanding debt securities, together with the holders of any obligations of SunTrust Holding ranking equally with the outstanding debt securities, will be entitled to be paid in full from the remaining assets of SunTrust Holding before any payment or other distribution may be made on account of any capital stock or obligations of SunTrust Holding ranking junior to the outstanding debt securities. If the trustee or any holder of outstanding debt securities receives any payment or distribution on account of the principal, premium, if any, or interest on the outstanding debt securities in violation of the foregoing subordination provisions, such payment or distribution will be received in trust for the benefit of, and will be paid over or delivered to, the holders of the Senior Indebtedness (Section 1501).



     As a result of these subordination provisions, in the event of the insolvency of SunTrust Holding, holders of Senior Indebtedness may receive more, ratably, and holders of the outstanding debt securities may receive less, ratably, than the other creditors of

SunTrust Holding. These subordination provisions will not prevent the occurrence of an Event of Default in respect of the outstanding debt securities. See
"-- Events of Default and Rights of Acceleration" for limitations on the right of acceleration.



GUARANTEE OF THE OUTSTANDING DEBT SECURITIES



     All of the outstanding debt securities of SunTrust Holding have been fully and unconditionally guaranteed by SunTrust Banks, Inc.



NO RESTRICTION ON SALE OR ISSUANCE OF STOCK OF CRESTAR BANK



     Under the Prior Indenture, SunTrust Holding may not issue, sell, assign, transfer or otherwise dispose of shares of, or securities convertible into, or options, warrants or rights to subscribe for, or purchase shares of, Voting Stock of the Bank (as defined below) if, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Bank issuable upon the exercise of all such convertible securities, options, warrants or rights, SunTrust Holding would own, directly or indirectly, 80% or less of the shares of the Bank.



     Notwithstanding the foregoing, this covenant does not prohibit issuances, sales, assignments, transfers or dispositions:



          (1) made in compliance with an order of a court or regulatory authority of competent jurisdiction or made as a condition imposed by such court or authority to the acquisition by SunTrust Holding, directly or indirectly, of any other corporation or entity; or



          (2) when the proceeds are within 270 days, or such longer period of time as may be necessary to obtain any required regulatory approval, to be invested pursuant to an understanding or agreement in principle reached at the time of such issuance, sale, assignment, transfer or disposition in a Controlled Subsidiary (including any person which upon such investment becomes a Controlled Subsidiary) engaged in a banking business or any other business then legally permissible for bank holding companies.



     The Prior Indenture also prohibits:



          (1) the merger or consolidation of the Bank with or into any other corporation unless the surviving corporation is, or upon consummation of the merger or consolidation will become, a Controlled Subsidiary; and



          (2) the lease, sale or transfer of all or substantially all of the properties and assets of the Bank to any corporation or other person, except to a Controlled Subsidiary or a person that will become a Controlled Subsidiary, upon such lease, sale or transfer.



The Prior Indenture defines Bank to mean:



     - SunTrust Bank (as successor in interest to Crestar Bank), and



     - any successor to all or substantially all the business of Crestar Bank (now SunTrust Bank) as constituted on the date of the Prior Indenture; and



     - any surviving or transferee corporation described in the foregoing covenant.

     The Prior Indenture defines the term Controlled Subsidiary to mean a Subsidiary more than 80% of the outstanding shares of Voting Stock of which are owned by SunTrust Holding and/or other Controlled Subsidiaries. The Prior Indentures defines the term Voting Stock to mean stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.



     The other Indenture does not contain the foregoing covenant.



EVENTS OF DEFAULT AND RIGHTS OF ACCELERATION



     Events of Default. The Indentures define an Event of Default with respect to the outstanding debt securities as being certain events involving the bankruptcy or reorganization of SunTrust Holding (Section 501). No Event of Default with respect to a particular series of outstanding debt securities issued under the Indentures necessarily constitutes an Event of Default with respect to any other series of outstanding debt securities. If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, either the relevant trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to outstanding debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).



     Limited Rights of Acceleration. The Indentures do not provide for any right of acceleration of the payment of principal of the outstanding debt securities upon a payment default or covenant default. In the event of a payment default or covenant default, the relevant trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest, or the performance of such covenant or agreement (Section
503).



     Obligations of Trustee. The Indentures provide that, subject to the duty of the trustee in the case of an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity (Sections 601 and 603). Subject to such provisions for the indemnification of the trustee, or holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series (Section 512).

CONSOLIDATION, MERGER AND SALE OF ASSETS



     SunTrust Holding may, without the consent of holders of any of the outstanding debt securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation organized under the laws of any domestic jurisdiction, provided that:



     - the successor corporation assumes SunTrust Holding's obligations on the outstanding debt securities and under the Indentures;



     - after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time would become an Event of Default, has occurred and is continuing; and



     - that certain other conditions are met (Section 801).



     Under each Indenture, SunTrust Holding must furnish to the relevant trustee annually a statement regarding the performance by SunTrust Holding of certain of its obligations under the applicable Indenture and as to any default in such performance (Section 1007).



MODIFICATION AND WAIVER



     SunTrust Holding and the relevant trustee may modify or amend the applicable Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment. However, SunTrust Holding and the relevant trustee may not, without the consent of the holder of each debt security affected:



     - change the stated maturity date of the principal of, or any installment of principal of, premium, if any, or any interest on, any debt security;



     - reduce the principal, premium, if any, or interest on, any debt security, change the method of calculation thereon or reduce the amount payable on redemption thereof;



     - reduce the amount of principal of a debt security payable upon acceleration of the maturity thereof;



     - change the place or currency of payment of principal of, premium, if any, or interest on, any debt security;



     - impair the rights of any holder to conversion rights;



     - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or



     - reduce the percentage in principal amount of outstanding debt securities of any series required to modify or amend either Indenture or to waive compliance with certain provisions of, or defaults under, either Indenture (Sections 901 and 902).



     The holders of a majority in principal amount of the outstanding debt securities of all affected series may, on behalf of the holders of such debt securities, waive compliance by SunTrust Holding with certain restrictive provisions of the Indentures. The holders of a majority in principal amount of the outstanding debt securities of all affected series also may, on behalf of the holders of all such debt securities, waive any past default under the applicable Indenture with respect to such outstanding debt securities, except a default in the payment of the principal, premium, if any, or interest on, any debt security or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the holders of all of the outstanding debt securities affected thereby (Section 513).



REGARDING THE TRUSTEE



     The Chase Manhattan Bank is the trustee under each of the Indentures. Notice to The Chase Manhattan Bank should be directed to its Corporate Trust Office, 450 West 33rd Street, New York, New York 10001, Attention: Corporate Trustee Administration Department. SunTrust Holding and certain of SunTrust Holding's subsidiaries maintain deposit accounts and banking relations with the trustee.



GLOBAL SECURITIES



     The outstanding debt securities were issued in the form of one or more fully registered securities in global form, each a global security, that was deposited with the Depositary. Unless and until any such global security is exchanged in whole or in part for debt securities in definitive certificated form, such global security may not be transferred except as a whole by the Depositary for such global security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Section 303).



     Ownership of beneficial interests in such global security will be limited to participants or indirect participants. Ownership of beneficial interests by participants in such global security will be shown by book-keeping entries on, and the transfer of that ownership interest will be effected only through book-keeping entries to, records maintained by the Depositary or its nominee for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown by book-keeping entries on, and the transfer of that ownership interest among or through such participants will be effected only through book-keeping entries to, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive certificated form rather than book-entry form. Such laws may impair the ability to own, transfer or pledge beneficial interests in any global security.



     So long as the Depositary for a global security or its nominee is the registered owner of such global security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the outstanding debt securities represented by such global security for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have outstanding debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of outstanding debt securities of such series in definitive certificated form and will not be considered the holders thereof for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in such global security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person directly or indirectly owns its interest, to exercise any rights of a holder under the Indentures.



     The Indentures provide that the Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indentures (Section 104). SunTrust Holding understands that under existing industry practices, if SunTrust Holding requests any action of holders or any owner of a beneficial interest in such global security desires to give any notice or take any action that a holder is entitled to give or take under the Indentures, the Depositary for such global security would authorize the participants holding the relevant beneficial interest to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them. Payments on outstanding debt securities represented by a global security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such global security. None of SunTrust Holding, the trustee or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section 308).



     If the Depositary for any series of outstanding debt securities represented by a global security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by SunTrust Holding within 90 days, SunTrust Holding will issue such outstanding debt securities in definitive certificated form in exchange for such global security. In addition, SunTrust Holding may at any time and in its sole discretion determine not to have the outstanding debt securities of a series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive certificated form in exchange for the global security representing such series of debt securities (Section 305).



     Further, an owner of a beneficial interest in a global security representing outstanding debt securities of a series may, on terms acceptable to SunTrust Holding and the Depositary for such global security, receive outstanding debt securities of such series in definitive certificated form, if SunTrust Holding so specifies with respect to the outstanding debt securities of such series. In any such instance, an owner of a beneficial interest in a global security will be entitled to have outstanding debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such outstanding debt securities in definitive certificated form. Outstanding debt securities of such series so issued in definitive certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form (Section 305).



                    TERMS OF THE OUTSTANDING DEBT SECURITIES



SUNTRUST BANKS, INC.



     7 3/8% Notes Due 2002. The notes are limited to $200 million aggregate principal amount, mature on July 1, 2002 and bear interest at a rate equal to 7 3/8% per year. Interest on the notes is payable semiannually on January 1 and July 1 of each year, beginning January 1, 1993, to the persons in whose names the notes are registered at the close of business on the January 15 and July 15 immediately preceding the interest payment date.

     Floating Rate Notes Due April 22, 2002. The notes are limited to $250 million aggregate principal amount, mature on April 22, 2002 and bear interest at a floating rate that is reset quarterly based on the London Interbank Offered Rate, or LIBOR, plus a spread of 0.08%. Interest on the notes is payable quarterly January 22, April 22, July 22 and October 22 of each year, beginning July 22, 1997, to the persons in whose names the notes are registered at the close of business on the January 1, April 1, July 1 and October 1 immediately preceding the interest payment date. The calculation agent will determine the applicable LIBOR on each interest determination date (as defined below) in accordance with the following provisions:



          (1) For each interest period (as defined below), on the applicable interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months that appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such interest determination date.



          (2) If on any interest determination date, such rate for deposits in U.S. dollars having a maturity of three months does not appear on the Telerate Page 3750 as specified in clause (1) above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such interest determination date to prime banks in the London interbank market having a maturity of three months and in a principal amount equal to an amount that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that interest determination date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR for that interest determination date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on such interest determination date for loans in U.S. dollars to leading European banks having a maturity of three months and in a principal amount equal to an amount that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as described above, LIBOR will be LIBOR in effect on such interest determination date.



     The term Telerate Page 3750 means the display page 3750 on the Dow Jones Telerate Service or any other page that replaces 3750 on that service for the purpose of displaying London interbank offered rate.



     An interest period is each successive period beginning on and including an interest payment date and ending on but excluding the next succeeding interest payment date or the date of maturity.



     For purposes of calculating LIBOR, the term interest determination date for any interest period means the second London business day preceding the Interest Payment Date commencing such interest period. "London business day" shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.



     Accrued interest on the notes from the last date to which interest has been paid or duly provided for is calculated by multiplying the face amount of the notes by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from the initial issue date or from the last date to which interest has been paid or duly provided for up to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360.



     All percentages resulting from any calculation of the interest factor, including calculation of the interest factor or the arithmetic mean of any interest rate quotation, will be rounded, if necessary, to the nearest one millionth of a percentage point, with five ten-millionths of a percentage point rounded upwards (e.g. 4.5876545% (or .045876545) being rounded up to 4.587655% (or .04587655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).



     6 1/8% Subordinated Notes Due 2004. The notes are limited to $200 million aggregate principal amount, mature on February 15, 2004 and bear interest at a rate equal to 6 1/8% per year. Interest on the notes is payable semi-annually on February 15 and August 15 of each year, beginning August 15, 1994, to the persons in whose names the notes are registered at the close of business on the February 1 or August 1 immediately preceding the interest payment date.



     7 3/8% Subordinated Notes Due 2006. The notes are limited to $200 million in aggregate principal amount, mature on July 1, 2006 and bear interest at a rate equal to 7 3/8% per year. Interest on the notes is payable semiannually on January 1 and July 1 of each year, beginning January 1, 1997, to the persons in whose names the notes are registered at the close of business on the June 15 and December 15 immediately preceding the interest payment date.



     6.25% Senior Notes Due June 1, 2008. The notes are limited to $300 million aggregate principal amount, mature on June 1, 2008 and bear interest at a rate equal to 6.25% per year. Interest on the notes is payable semiannually on June 1 and December 1 of each year, beginning December 1, 1998, to the persons in whose names the notes are registered at the close of business on the May 15 and November 15 immediately preceding the interest payment date.



     7.75% Subordinated Notes Due 2010. The notes were issued in an initial aggregate principal amount of $300 million, mature on May 1, 2010, and bear interest at a rate equal to 7.75% per year. Interest on the notes is payable semiannually on May 1 and November 1 of each year, beginning November 1, 2000, to the persons in whose names the notes are registered at the close of business on the April 15 and October 15 immediately preceding the interest payment date. We may issue additional notes from this series in the future without the approval of the holders of the $300 million of notes outstanding as of the date of this prospectus.



     6% Subordinated Notes Due 2026. The notes are limited to $200 million aggregate principal amount, mature on February 15, 2026 and bear interest at a rate equal to 6% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning August 15, 1996, to the persons in whose names the notes are registered at the close of business on the February 1 or August 1 immediately preceding the interest payment date. The notes may be redeemed in whole or in part at the option of the holder of the notes on February 15, 2006 (or if February 15, 2006 is not a business day, the next succeeding business) at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. If a holder of a note elects to exercise the redemption option with respect to such note or a portion thereof, such note must be received, together with an appropriate redemption notice, by the trustee no earlier than December 15, 2005 and no later than 5:00 p.m., New York City time, on January 15, 2006 (or, if January 15, 2006 is not a business day, the next succeeding business day). We must deposit the redemption price with the trustee no later than 10:00 a.m., New York City time, on February 15, 2006 (or, if February 15, 2006 is not a business day, the next succeeding business day). The redemption price will be paid to holders of notes who have properly exercised their optional redemption right by check to the address set forth in the security register.



     6% Senior Debentures Due January 15, 2028. The debentures are limited to $250 million aggregate principal amount, mature on January 15, 2028 and bear interest at a rate equal to 6% per year. Interest on the debentures is payable semiannually on January 15 and July 15 of each year, beginning July 15, 1998, to the persons in whose names the debentures are registered at the close of business on the January 1 and July 1 immediately preceding the interest payment date.



SUNTRUST BANK HOLDING COMPANY (AS SUCCESSOR IN INTEREST TO CRESTAR)



     8 1/4% Subordinated Notes Due 2002. The notes are limited to $125 million aggregate principal amount, mature July 15, 2002 and bear interest at a rate equal to 8 1/4% per year. Interest on the notes is payable semiannually on January 15 and July 15 of each year, beginning January 15, 1993, to the persons in whose names the notes are registered at the close of business on the January 1 and July 1 immediately preceding the interest payment date.



     8 3/4% Subordinated Notes Due 2004. The notes are limited to $150 million aggregate principal amount, mature on November 15, 2004 and bear interest at a rate equal to 8 3/4% per year. Interest on the notes is payable semiannually on May 15 and November 15 of each year, beginning May 15, 1995, to the persons in whose names the notes are registered at the close of business on the April 30 or October 31 immediately preceding the interest payment date.



     6 1/2% Putable/Callable Subordinated Notes Due January 15, 2018. The notes are limited to $150 million aggregate principal amount, mature on January 15, 2018 and bear interest at a rate equal to 6 1/2% per year. Interest on the notes is payable semiannually on January 15 and July 15 of each year, beginning July 15, 1998, to the persons in whose names the notes are registered at the close of business on the January 1 immediately preceding the interest payment date. The notes are subject to mandatory redemption on January 15, 2008, which we refer to as the coupon reset date, through either:



     - the exercise of the call option by Union Bank of Switzerland, London branch or Morgan Stanley & Co. International Limited, which we refer to as the callholders, or



     - in the event a callholder does not exercise the call option, the automatic exercise of the put option by the trustee on behalf of the holders.



     The call option of each callholder is with respect to $75 million principal amount of the notes. To exercise its call option, a callholder must give written notice to the trustee no later than 15 calendar days prior to the coupon reset date, which we refer to as the call notice. If a callholder elects to exercise its call option and purchase all of its applicable principal amount of the notes, such notes will be acquired by the callholder from the holders of such notes on the coupon reset date at a purchase price equal to 100% of the principal amount thereof.



     Any callholder exercising its call option shall be required, not later than 2:00 p.m. New York City time on the business day prior to the coupon reset date, to deliver the purchase price for the notes being purchased in immediately available funds to the trustee for payment on the coupon reset date. In addition, the holders of the applicable principal amount of the notes will be required to deliver such notes to the callholder against payment therefor on the coupon reset date through the facilities of DTC.



     If a callholder elects to exercise the call option, the obligation of such callholder to pay the purchase price for the notes being purchased is subject to the conditions precedent that,



     - since the date of the call notice, no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event, with respect to the notes shall have occurred and be continuing;



     - no Market Disruption Event (as defined below) shall have occurred; and



     - two or more dealers shall have provided timely bids in the manner described below.



     No holder of any notes or any interest therein shall have any right or claim against a callholder as a result of such callholder purchasing or not purchasing the notes.



     If the applicable call option has not been exercised, or if the applicable callholder fails to deliver the purchase price for the notes to the trustee not later than 2:00 p.m. New York City time on the business day prior to the coupon reset date, the trustee must exercise the option to put such notes to SunTrust Holding. Upon exercise of this put option, SunTrust Holding will be required to purchase such notes on January 15, 2008 at a purchase price equal to 100% of the entire principal amount thereof. The put option will be exercised automatically by the trustee, on behalf of the holders of such notes, if the call option has not been exercised with respect to such notes. If the trustee exercises the put option, SunTrust Holding will deliver the purchase price to the trustee, together with the accrued and unpaid interest due on January 15, 2008, by no later than 12:00 noon New York City time on the coupon reset date, and the holders of such notes must deliver such notes to SunTrust Holding against payment therefor on the coupon reset date through the facilities of DTC. Such notes will be cancelled and no notes will be issued in lieu of or in exchange therefor. No holder of any notes or any interest therein has the right to consent or object to the trustee's duty to exercise the put option.



     Pursuant to the applicable Indenture,



     - UBS Securities LLC has been appointed the calculation agent for notes subject to the call option of Union bank of Switzerland, London branch; and



     - Morgan Stanley & Co. Incorporated has been appointed the calculation agent for notes subject to the call option of Morgan Stanley & Co. International Limited;



provided, that such calculation agents shall act jointly on all matters in the event that the call options are exercised for the entire principal amount of the notes. If a callholder for the applicable amount of notes has exercised the call option as described above, SunTrust Holding and the applicable calculation agent shall complete the following steps in order to determine the interest rate to be paid on such notes from and including such coupon reset date to the final maturity date of the notes. SunTrust Holding and the applicable calculation agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.



     (1) SunTrust Holding shall provide the calculation agents with one list, no later than four business days prior to the coupon reset date, containing the names and address of five dealers, two of which shall be UBS Securities LLC in the event Union Bank of Switzerland, London branch exercises its call option and Morgan Stanley & Co. Incorporated in the event Morgan Stanley & Co. International Limited exercises its call option, from which it desires the applicable calculation agent to obtain the bids (as defined below) for the purchase of such notes. As used herein, business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York generally are authorized or obligated by law or executive order to close.



     (2) Within one business day following receipt by the calculation agents of the list of dealers, the applicable calculation agent shall provide to each dealer on the list:



     - a copy of the Prospectus dated January 22, 1998 and the Prospectus Supplement dated January 22, 1998 relating to the offering of the notes;



     - a copy of the form of notes; and



     - a written request that each such dealer submit a bid to the applicable calculation agent by 12:00 noon, New York City time, which we refer to as the bid deadline, on the third business day prior to the coupon reset date, which we refer to as the bid date.



     The term bid means an irrevocable written offer given by a dealer for the purchase settling on the coupon reset date, and shall be quoted by such dealer as a stated yield to maturity on the notes. Each dealer shall be provided with:



     - the name of SunTrust Holding;



     - an estimate of the purchase price, which shall be stated as a U.S. dollar amount and be calculated by the applicable calculation agent in accordance with clause (3) below;



     - the principal amount and maturity of the notes; and



     - the method by which interest will be calculated on the notes.



     (3) The purchase price to be paid by any dealer for the notes shall be equal to:



     - the principal amount of the notes, plus



     - a premium, which we refer to as the note premium, equal to the excess, if any, of (A) the discounted present value to the coupon reset date of a bond with a maturity of January 15, 2018 which has an interest rate of 5.558%, semi-annual interest payments on each January 15 and July 15, commencing July 15, 2008, and a principal amount of $150,000,000, and assuming a discount rate equal to the treasury rate over (B) $150,000,000.

     The term treasury rate means the per annum rate equal to the offer side yield to maturity of the current on-the-run 10-year United States Treasury Security per Telerate page 500 at 11:00 a.m., New York City time on the Bid Date (or such other date that may be agreed upon by SunTrust Holding and the applicable calculation agent) or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m. on the Bid Date.



     (4) Following receipt of the bids, the applicable calculation agent shall provide written notice to SunTrust Holding setting forth:



     - the names of each of the dealers from whom such calculation agent received bids on the bid date;



     - the bid submitted by each such dealer; and



     - the purchase price as determined pursuant to paragraph (3) above.



     Except as provided below, the applicable calculation agent shall thereafter select from the five bids received the bid with lowest yield to maturity and establish the coupon reset rate equal to the interest rate which would amortize the notes premium fully over the term of the notes at the yield to maturity indicated by the bid selected, provided, however, that if such calculation agent has not received a bid from a dealer by the bid deadline, the bid selected shall be the lowest of all bids received by such time and provided, further that if any two or more of the lowest bids submitted are equivalent, SunTrust Holding shall in its sole discretion select any of such equivalent bids (and such selected bid shall be the selected bid).



     (5) Immediately after calculating the coupon reset rate, the applicable calculation agent shall provide written notice to SunTrust Holding and the trustee setting forth such coupon reset rate. SunTrust Holding shall thereafter establish the coupon reset rate as the new interest rate on the notes, effective from and including January 15, 2008, by delivering to the trustee on or before the coupon reset date of an officers' certificate.



     (6) The applicable callholder shall sell such notes to the dealer that made the selected bid at the purchase price described above, such sale to be settled on the coupon reset date in immediately available funds.



     If a calculation agent determines that:



     - since the call notice, an Event of Default, or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default with respect to the notes shall have occurred and be continuing;



     - a market Disruption Event (as defined below) has occurred following the exercise of its call option or the call option of the related callholder; or



     - two or more of the dealers have failed to provide bids in a timely manner substantially as provided above;



then such call option will be automatically revoked, and the trustee will exercise the put option on behalf of the holders.

Market Disruption Event shall mean any of the following:



     - a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices in such exchange;



     - a general moratorium on commercial banking activities declared by either federal or New York State authorities;



     - any material adverse change in the existing financial, political or economic conditions in the United States of America;



     - an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or



     - any material disruption of the U.S. government securities market, U.S. corporate bond market, or U.S. federal wire system.



                              PLAN OF DISTRIBUTION



     This prospectus may be used by any of our broker-dealer subsidiaries in connection with offers and sales of outstanding debt securities in market-making transaction at negotiated prices related to prevailing market prices at the time of sale. Any of our broker-dealer subsidiaries, including SunTrust Equitable Securities, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries has any obligation to make a market in any of the debt securities and may discontinue any market-making activities at any time without notice, at its sole discretion.



     Our broker-dealer subsidiaries are members of the NASD and may participate in distributions of the outstanding debt securities. Accordingly, any offerings of the outstanding debt securities in which our broker-dealer subsidiaries participate will conform with the provisions of Rule 2720 of the Conduct Rules of the NASD.



                                 LEGAL MATTERS



     Certain legal matters with respect to certain of the outstanding debt securities were passed upon for us by Raymond D. Fortin, Senior Vice President and Secretary, and by King & Spalding. As of March 31, 2000, Mr. Fortin beneficially owned 7,500 shares of our common stock and held options to purchase 6,000 shares of our common stock.



                                    EXPERTS



     The audited consolidated financial statements of SunTrust Banks, Inc. incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

------------------------------------------------------
------------------------------------------------------


     NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.


                            ------------------------


                               TABLE OF CONTENTS



                                   PROSPECTUS



                                      PAGE
                                      ----
About this Prospectus...............    2
Where You Can Find More
  Information.......................    2
Forward-Looking Statements..........    3
SunTrust Banks, Inc.................    4
Use of Proceeds.....................    4
Ratio of Earnings to Fixed
  Charges...........................    5
Certain Regulatory Considerations...    5
Description of the Debt
  Securities -- SunTrust Banks,
  Inc...............................    9
Description of the Debt
  Securities -- SunTrust Holding....   18
Terms of the Outstanding Debt
  Securities........................   25
Plan of Distribution................   32
Legal Matters.......................   32
Experts.............................   32


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                              SUNTRUST BANKS, INC.

                               ------------------

                                   PROSPECTUS

                                 JUNE   , 2000

                               ------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II



                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Estimated expenses in connection with the issuance and distribution of the debt securities being registered, other than underwriting compensation, are as follows:


Securities and Exchange Commission registration fee.........  $118,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................    30,500
Blue Sky fees and expenses..................................     5,000
Attorneys' fees and expenses................................    10,000
Accounting fees and expenses................................    15,000
Printing and engraving expenses.............................    25,000
Fees of indenture trustees..................................    20,000
Paying Agent fees...........................................     9,500
Rating Agency fees..........................................   100,000
Miscellaneous expenses......................................    10,000
                                                              --------
  Total.....................................................  $343,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PART 5 OF ARTICLE 8 OF THE GEORGIA BUSINESS CORPORATION CODE STATES:

14-2-850. PART DEFINITIONS

     As used in this part, the term:

          (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (2) "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. Director or officer includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

          (3) "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of Code Section 14-2-853 or a vote or selection referred to in subsection (b) or (c) of Code Section 14-2-855 or subsection (a) of Code Section 14-2-856 is not:

             (A) A party to the proceeding; or

             (B) An individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          (4) "Expenses" include counsel fees.

          (5) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

          (6) "Official capacity" means:

             (A) When used with respect to a director, the office of director in a corporation; and

             (B) When used with respect to an officer, as contemplated in Code
        Section 14-2-857, the office in a corporation held by the officer.

     Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

          (7) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (8) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

14-2-851. AUTHORITY TO INDEMNIFY

     (a) Except as otherwise provided in this Code section, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

          (1) Such individual conducted himself or herself in good faith; and

          (2) Such individual reasonably believed:

             (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

             (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

             (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(1)(B) of this Code section.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Code section.

     (d) A corporation may not indemnify a director under this Code section:

          (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under this Code section; or

          (2) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

14-2-852. MANDATORY INDEMNIFICATION

     A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

14-2-853. ADVANCE FOR EXPENSES

     (a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

          (1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Code Section 14-2-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by paragraph (4) of subsection (b) of Code Section 14-2-202; and

          (2) His or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under this part.

     (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

     (c) Authorizations under this Code section shall be made:

          (1) By the board of directors:

          (A) When there are two or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

          (B) When there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c) of Code
     Section 14-2-824, in which authorization directors who do not qualify as disinterested directors may participate; or

     (2) By the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

14-2-854. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES

     (a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

          (1) Order indemnification or advance for expenses if it determines that the director is entitled to indemnification under this part; or

          (2) Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or to advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Code Section 14-2-851, failed to comply with Code Section 14-2-853, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Code Section 14-2-851, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     (b) If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

14-2-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION

     (a) A corporation may not indemnify a director under Code Section 14-2-851 unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of the director is permissible in the circumstances because he or she has met the relevant standard of conduct set forth in Code Section 14-2-851.

     (b) The determination shall be made:

          (1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

          (2) By special legal counsel:

             (A) Selected in the manner prescribed in paragraph (1) of this subsection; or

             (B) If there are fewer than two disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

          (3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subparagraph
(b)(2)(B) of this Code section to select special legal counsel.

14-2-856. SHAREHOLDER APPROVED INDEMNIFICATION

     (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization.

     (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

          (1) For any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

          (2) For acts or omissions which involve intentional misconduct or a knowing violation of law;

          (3) For the types of liability set forth in Code Section 14-2-832; or

          (4) For any transaction from which he or she received an improper personal benefit.

     (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (1) The director furnishes the corporation a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in subsection (b) of this Code section; and

          (2) The director furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that the director is not entitled to indemnification under this Code section.

14-2-857. INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS

     (a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

          (1) To the same extent as a director; and

          (2) If he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes:

             (A) Appropriation, in violation of his or her duties, of any business opportunity of the corporation;

             (B) Acts or omissions which involve intentional misconduct, or a knowing violation of law;

             (C) The types of liability set forth in Code Section 14-2-832; or

             (D) Receipt of an improper personal benefit.

     (b) The provisions of paragraph (2) of subsection (a) of this Code section shall apply to an officer who is also a director if the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

     (c) An officer of the corporation who is not a director is entitled to mandatory indemnification under Code Section 14-2-852, and may apply to a court under Code Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

     (d) A corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

14-2-858. INSURANCE

     A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.

14-2-859. APPLICATION OF PART

     (a) A corporation may, by a provision in its articles of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of Code Section 14-2-853 or subsection (c) of Code Section 14-2-855. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with Code Section 14-2-853 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

     (b) Any provision pursuant to subsection (a) of this Code section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the articles of incorporation, bylaws, or a resolution of the board of directors or shareholders, partners, or, in the case of limited liability companies, members or managers of a predecessor of the corporation or other entity in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by paragraph (3) of subsection (a) of Code Section 14-2-1106.

     (c) A corporation may, by a provision in its articles of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to this part.

     (d) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director or an officer in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

     (e) Except as expressly provided in Code Section 14-2-857, this part does not limit a corporation's power to indemnify, advance expenses to, or provide or maintain insurance on behalf of an employee or agent.

ARTICLES OF INCORPORATION AUTHORITY

     Article 14 of the Corporation's Articles of Incorporation provides:

     In addition to any powers provided by law, in the Bylaws, or otherwise, the Corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

BYLAW AUTHORITY

     Article VII of the Corporation's Bylaws provides:

     Section 1. DEFINITIONS

     As used in this Article, the term:

     (A) "Corporation" includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (B) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A "director" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (C) "Disinterested director" means a director who at the time of a vote referred to in Section 3(C) or a vote or selection referred to in Section 4(B), 4(C) or 7(A) is not: (i) a party to the proceeding; or (ii) an individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

     (D) "Employee" means an individual who is or was an employee of the Corporation or an individual who, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An "Employee" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Employee" includes, unless the context requires otherwise, the estate or personal representative of an employee.

     (E) "Expenses" includes counsel fees.

     (F) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (G) "Officer" means an individual who is or was an officer of the Corporation which for purposes of this Article VII shall include an assistant officer, or an individual who, while an Officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. An "Officer" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes, unless the context requires otherwise, the estate or personal representative of an Officer.

     (H) "Official capacity" means: (i) when used with respect to a director, the office of a director in a corporation; and (ii) when used with respect to an Officer, the office in a corporation held by the Officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

     (I) "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (J) "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

     Section 2. BASIC INDEMNIFICATION ARRANGEMENT

     (A) Except as provided in subsections 2(D) and 2(E) below and, if required by Section 4 below, upon a determination pursuant to Section 4 in the specific case that such indemnification is permissible in the circumstances under this subsection because the individual has met the standard of conduct set forth in this subsection (A), the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or Officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the Corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (B) A person's conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 2(A) above.

     (C) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 2(A) above.

     (D) The Corporation shall not indemnify a person under this Article in connection with (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct under this section, or (ii) with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

     Section 3. ADVANCES FOR EXPENSES

     (A) The Corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or Officer who is a party to a proceeding because he is a director or Officer in advance of final disposition of the proceeding if: (i) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct set forth in subsection 2(A) above or that the proceeding involves conduct for which liability has been eliminated under the Corporation's Articles of Incorporation; and (ii) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 3(B), executed personally or on his behalf, to repay any funds advanced if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.

     (B) The undertaking required by subsection 3(A)(ii) above must be an unlimited general obligation of the director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

     (C) Authorizations under this Section shall be made: (i) By the Board of
Directors: (a) when there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (b) when there are fewer than two disinterested directors, by a majority of the directors present, in which authorization directors who do not qualify as disinterested directors may participate; or (ii) by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

     Section 4. AUTHORIZATION OF AND DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION

     (A) The Corporation shall not indemnify a director or Officer under Section 2 above unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of such person is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection 2(A) above; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or Officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or Officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.

     (B) The determination referred to in subsection 4(A) above shall be made:

          (i) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

          (ii) by special legal counsel:

             (1) selected by the Board of Directors or its committee in the manner prescribed in subdivision (i); or

             (2) if there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

          (iii) by the shareholders; but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     (C) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses of a director or Officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 4(B) above, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection 4(B)(ii)(2) above to select counsel.

     (D) The Board of Directors, a committee thereof, or special legal counsel acting pursuant to subsection (B) above or Section 5 below, shall act expeditiously upon an application for indemnification or advances, and cooperate in the procedural steps required to obtain a judicial determination under
Section 5 below.

     (E) The Corporation may, by a provision in its Articles of Incorporation or Bylaws or in a resolution adopted or a contract approved by its Board of Directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in Section 3(C) or
Section 4(C).

     Section 5. COURT-ORDERED INDEMNIFICATION AND ADVANCES FOR EXPENSES. A director or Officer who is a party to a proceeding because he is a director or Officer may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall order indemnification or advances for expenses if it determines that:

          (i) The director is entitled to indemnification under this part; or

          (ii) In view of all the relevant circumstances, it is fair and reasonable to indemnify the director or Officer or to advance expenses to the director or Officer, even if the director or Officer has not met the relevant standard of conduct set forth in subsection 2(A) above, failed to comply with Section 3, or was adjudged liable in a proceeding referred to in subsections (i) or (ii) of Section 2(D), but if the director or Officer was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding, unless the Articles of Incorporation of the Corporation or a Bylaw, contract or resolution approved or ratified by shareholders pursuant to Section 7 below provides otherwise.

     If the court determines that the director or Officer is entitled to indemnification or advance for expenses, it may also order the Corporation to pay the director's or Officer's reasonable expenses to obtain court-ordered indemnification or advance for expenses.


     Section 6. INDEMNIFICATION OF OFFICERS AND EMPLOYEES


     (A) Unless the Corporation's Articles of Incorporation provide otherwise, the Corporation shall indemnify and advance expenses under this Article to an employee of the Corporation who is not a director or Officer to the same extent, consistent with public policy, as to a director or Officer.

     (B) The Corporation may indemnify and advance expenses under this Article to an Officer of the Corporation who is a party to a proceeding because he is an Officer of the Corporation: (i) to the same extent as a director; and (ii) if he is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the Board of Directors, or contract except for liability arising out of conduct that is enumerated in subsections
(A)(i) through (A)(iv) of Section 7.

     The provisions of this Section shall also apply to an Officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an Officer.


     Section 7. SHAREHOLDER APPROVED INDEMNIFICATION


     (A) If authorized by the Articles of Incorporation or a Bylaw, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. The Corporation shall not indemnify a person under this Section 7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

          (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

          (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

          (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

          (iv) for any transaction from which he received an improper personal benefit.

     (B) Where approved or authorized in the manner described in subsection 7(A) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

          (i) the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 7(A)(i)-(iv) above; and

          (ii) the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

     Section 8. LIABILITY INSURANCE. The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 2 or Section 3 above.

     Section 9. WITNESS FEES. Nothing in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

     Section 10. REPORT TO SHAREHOLDERS. If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders' meeting.

     Section 11. SEVERABILITY. In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

     Section 12. INDEMNIFICATION NOT EXCLUSIVE. The rights of indemnification provided in this Article VII shall be in addition to any rights which any such director, Officer, employee or other person may otherwise be entitled by contract or as a matter of law.

UNDERWRITING AGREEMENT

     Pursuant to the form of underwriting agreement, incorporated by reference as Exhibit 1.1 to this Registration Statement, the Corporation has agreed to indemnify the underwriters, if any, against certain liabilities under federal and state securities laws.

INSURANCE

     The Registrant has purchased a policy of directors and officers liability (including company reimbursement coverage) insurance that provides certain coverage for the Registrant and its subsidiaries and their respective directors and officers with respect to, among other things, liability under federal and state securities laws.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1*       --  Form of Underwriting Agreement (incorporated by reference to
               Exhibit 1 to SunTrust Banks, Inc.'s Registration Statement
               on Form S-3 (Registration No. 333-46093)).
  4.1*     --  Indenture, dated as of May 1, 1993, between the Corporation and PNC Bank, National Association, as trustee (incorporated by reference to Exhibit 4(a) to SunTrust Banks, Inc.'s
               Registration Statement on Form S-3 (Registration No.
               33-62162)).
  4.2*     --  Indenture, dated as of May 1, 1993, between the Corporation and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee
               (incorporated by reference to Exhibit 4(b) to SunTrust
               Banks, Inc.'s Registration Statement on Form S-3
               (Registration No. 33-62162)).
  4.3      --  Indenture, dated as of February 1, 1985, between SunTrust
               Bank Holding Company (as successor in interest to Crestar
               Financial Corporation) and The Chase Manhattan Bank, as
               trustee.
  4.4      --  Indenture, dated as of September 1, 1993, between SunTrust
               Bank Holding Company (as successor in interest to Crestar
               Financial Corporation) and The Chase Manhattan Bank, as
               trustee (incorporated by reference to Exhibit 4.1 to Crestar
               Financial Corporation's Registration Statement on Form S-3
               (Registration No. 33-50387)).
  4.5      --  Third Supplemental Indenture (to Indenture dated as of
               February 1, 1985), dated as of July 1, 1992, between
               SunTrust Bank Holding Company (as successor in interest to
               Crestar Financial Corporation) and The Chase Manhattan Bank,
               as Trustee.
  4.6      --  Resolutions of The Board of Directors of Crestar Financial
               Corporation (now known as SunTrust Bank Holding Company)
               approving issuance of $150 million of 8 3/4% Subordinated
               Notes Due 2004.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.7      --  First Supplemental Indenture (to Indenture dated as of
               September 1, 1993), dated as of January 1, 1998, between
               SunTrust Bank Holding Company (as successor in interest to
               Crestar Financial Corporation) and The Chase Manhattan Bank,
               as Trustee.
  5*       --  Opinion of Raymond D. Fortin, General Counsel of SunTrust
               Banks, Inc., as to the legality of the securities being
               registered.
 12        --  Statement setting forth computation of ratios of earnings to fixed charges.
 23.1      --  Consent of Arthur Andersen LLP.
 23.4*     --  Consent of Raymond D. Fortin, Counsel of the Corporation
               (included in Exhibit 5).
 25.1*     --  Statement of eligibility of PNC Bank, National Association, as trustee, on Form T-1.
 25.2*     --  Statement of eligibility of The First National Bank of
               Chicago, as trustee, on Form T-1.
 25.3      --  Statement of eligibility of The Chase Manhattan Bank, as trustee, on Form T-1 (incorporated by reference to Exhibit
               25 to Crestar Financial Corporation's Registration Statement
               on Form S-3 (Registration No. 33-50387)).


-------------------------

* Previously filed.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume or price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 9th day of June, 2000.


                                          SUNTRUST BANKS, INC.


                                          By:     /s/ DONALD T. HEROMAN

                                             -----------------------------------

                                                      Donald T. Heroman


                                                          Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURE                                TITLE                DATE
                     ---------                                -----                ----

               /s/ L. PHILLIP HUMANN                 Chairman of the Board      June 9, 2000
---------------------------------------------------    and Chief Executive
                 L. Phillip Humann                     Officer

                /s/ JOHN W. SPIEGEL                  Executive Vice President   June 9, 2000
---------------------------------------------------    and Chief Financial
                  John W. Spiegel                      Officer

             /s/ WILLIAM P. O'HALLORAN               Senior Vice President      June 9, 2000
---------------------------------------------------    and Chief Accounting
               William P. O'Halloran                   Officer

                /s/ J. HYATT BROWN                   Director                   June 9, 2000
---------------------------------------------------
                  J. Hyatt Brown

                /s/ A. W. DAHLBERG                   Director                   June 9, 2000
---------------------------------------------------
                  A. W. Dahlberg

               /s/ ALSTON D. CORRELL                 Director                   June 9, 2000
---------------------------------------------------
                 Alston D. Correll

         /s/ SUMMERFIELD K. JOHNSTON, JR.            Director                   June 9, 2000
---------------------------------------------------
           Summerfield K. Johnston, Jr.

                /s/ DAVID H. HUGHES                  Director                   June 9, 2000
---------------------------------------------------
                  David H. Hughes

                     SIGNATURE                                TITLE                DATE
                     ---------                                -----                ----

              /s/ M. DOUGLAS INVESTER                Director                   June 9, 2000
---------------------------------------------------
                M. Douglas Invester

             /s/ JOSEPH L. LANIER, JR.               Director                   June 9, 2000
---------------------------------------------------
               Joseph L. Lanier, Jr.

                                                     Director
---------------------------------------------------
                 Frank E. McCarthy

                                                     Director
---------------------------------------------------
               G. Gilmor Minor, III

                /s/ LARRY L. PRINCE                  Director                   June 9, 2000
---------------------------------------------------
                  Larry L. Prince

            /s/ SCOTT L. PROBASCO, JR.               Director                   June 9, 2000
---------------------------------------------------
              Scott L. Probasco, Jr.

              /s/ R. RANDALL ROLLINS                 Director                   June 9, 2000
---------------------------------------------------
                R. Randall Rollins

                                                     Director
---------------------------------------------------
               Frank S. Royal, M.D.

                                                     Director
---------------------------------------------------
                Richard G. Tilgham

               /s/ JAMES B. WILLIAMS                 Director                   June 9, 2000
---------------------------------------------------
                 James B. Williams

            *By: /s/ RAYMOND D. FORTIN
   ---------------------------------------------
                 Raymond D. Fortin
                 Attorney-in-Fact